Form 10KSB40, Exhibit 13
period 2000-12-31
SALEM COMMUNITY BANKSHARES INC
filed 2001-04-12
CIK 1112755

                                                                      EXHIBIT 13

                       SALEM COMMUNITY BANKSHARES, INC.

                      2000 Annual Report to Stockholders

To our Stockholders:


The year 2000 was a successful and eventful year as Salem Bank and Trust posted strong earnings and significant growth. Additional highlights include the opening of our new branch at Brandon Oaks, the formation of Salem Community Bankshares, and our investment in a network of full service insurance agencies.

Total assets grew to $212,382,000 at December 31, 2000 which is an increase of almost 18 percent for the year. Loans increased over 19 percent and deposits grew over 15 percent. Net income totaled $2,472,000 for the year 2000 compared to $2,219,000 for 1999. Stockholders' equity increased by $1,922,000 and your Board of Directors was able to declare an increase in the cash portion of our dividends. In summary, we are proud of our performance during the year as double digit increases were posted in all key areas of growth and earnings. This is especially significant in view of the dismal outlook by many concerning potential "Y2K" problems entering the year.

The outlook for 2001 is filled with the probability of significant change. A new administration in Washington, rapidly declining interest rates, and a recessionary economy will provide changes and challenges for our organization during the months ahead. We are hopeful of continued success with the loyal support of our stockholders and dedicated effort of our staff.



Dr. Walter A. Hunt
Chairman of the Board



Clark Owen, Jr.
President and Chief Executive Officer

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
            Selected Historical Consolidated Financial Information
          (In Thousands, Except Shares and Per Share Data and Ratios)


                                                                          Years Ended December 31,
                                        --------------------------------------------------------------------------------------------
                                                  2000              1999             1998              1997               1996
                                        --------------------  ----------------   -------------    ---------------    ---------------
STATEMENT OF INCOME DATA:
    Total interest income               $        16,303             13,505          11,894             10,699             9,850
    Total interest expense                        8,413              6,504           5,689              5,032             4,746
    Net interest income                           7,570              7,001           6,205              5,667             5,104
    Provision for loan losses                       320                315             358                391               193
    Total noninterest income                      1,205              1,137           1,125              1,013               877
    Total noninterest expense                     5,093              4,584           4,404              4,364             3,963
    Income tax expense                            1,210              1,020             777                539               498
    Net income                                    2,472              2,219           1,791              1,386             1,327

PER SHARE DATA (1):
    Net income                          $          1.55               1.40            1.14                .89               .86
    Net income - assuming dilution      $          1.54               1.38            1.11                .87               .83
    Cash dividends                      $           .48                .38             .34                .29               .25
    Stock dividends                                   4%                 4%              4%                 4%                3%
    Book value                          $         12.37              11.69           11.17              10.70             10.35
    Weighted average shares
       outstanding                            1,590,824          1,581,102       1,570,882          1,560,814         1,550,896
    Weighted average shares
       outstanding - assuming dilution        1,603,825          1,603,572       1,607,533          1,600,440         1,593,731

BALANCE SHEET DATA:
    Federal funds sold and securities
       purchased under resale
       agreements                       $        12,310                 --          10,180              6,445               975
    Securities available-for-sale                 9,019              9,376           2,920              5,903             9,909
    Securities held-to-maturity                  39,434             41,456          38,777             16,242            14,995
    Loans, net                                  138,048            115,593          98,404             97,320            86,405
    Total assets                                212,382            180,276         162,583            136,373           123,513
    Total deposits                              180,983            156,864         145,359            120,433           109,127
    Total stockholders' equity                   19,759             17,837          16,292             14,905            13,771

SELECTED RATIOS:
    Return on average assets                       1.25               1.28            1.22               1.06              1.08
    Return on average equity                      12.97              12.77           11.32               9.51              9.93
    Dividend payout ratio                         31.51              28.03           29.26              32.25             29.62
    Average equity to average assets               9.61              10.01           10.74              11.20             10.88
    Allowance for loan losses to loans,
       net of unearned income                      1.10               1.20            1.29               1.22              1.33

(1) All prior-period weighted average shares outstanding, net income per share and cash dividends per share data has been restated to reflect the Company's stock dividends.

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                        Market Price and Dividend Data

               (In Thousands, Except Shares and Per Share Data)


     Salem Community Bankshares, Inc. ("Bankshares") has only one class of common stock, no par value. On September 7, 2000, Bankshares' common stock was approved for listing on the OTC Bulletin Board, and began trading on the Bulletin Board under the symbol "SCMY" on September 11, 2000. Salem Community Bankshares, Inc., a Virginia corporation, was incorporated under the laws of the Commonwealth of Virginia on May 28, 1999, primarily to serve as a holding company for Salem Bank and Trust, N.A., (the "Bank") (collectively, the "Company"), a full service commercial bank. Effective on September 11, 2000, the Bank became a wholly-owned subsidiary of Bankshares, a reorganization which has been accounted for as a pooling-of-interests. Prior to September 11, 2000, the Bank's common stock was traded on the Bulletin Board under the symbol "SMVA." McKinnon & Company, Inc., Monroe Securities, Inc., Scott & Stringfellow, Davenport and Co., LLC, Hill, Thompson, Magid & Co., Ryan Beck & Co. and Baird, Patrick & Co., Inc. were the principal market makers in Bankshares' common stock at December 31, 2000.

As of December 31, 2000, there were 602 stockholders of record holding 1,596,873 shares of the authorized 10,000,000 shares. The high and low bid prices of Bankshares' and the Bank's common stock during 2000 and 1999 were as follows:

                                                                                                              Cash Dividends
                                                    Common Stock Market Prices                                 Per Share (1)
                                     --------------------------------------------------------------   ------------------------------
                                               2000                            1999                        2000            1999
                                     ---------------------------   --------------------------------   ---------------  -------------
                                        High           Low             High              Low
                                     ------------   ------------   ---------------   --------------
First Quarter                           15.50          12.13             18.00            16.00                --             --
Second Quarter                          14.25          12.13             17.00            15.82                --             --
Third Quarter                           15.00          13.63             17.75            16.25                --             --
Fourth Quarter                          15.00          13.25             18.75            14.00               .48            .38

(1) Prior-period cash dividends per share have been restated to reflect stock dividends.

No attempt has been made by the Company to verify the accuracy of the above common stock market prices. The Company expects to continue to pay dividends in the future based on its income.

                SALEM COMMUNITY BANKSHARES, INC AND SUBSIDIARY
  Management's Discussion and Analysis of Financial Condition and Results of
                                  Operations
              Three Years Ended December 31, 2000, 1999 and 1998
          (In Thousands, Except Shares and Per Share Data and Ratios)


The following is a discussion of the factors which significantly affected the financial condition and results of operations of the Company at December 31, 2000 and 1999 and for the years ended December 31, 2000, 1999 and 1998. This discussion should be read in conjunction with the consolidated financial statements, statistical disclosures and other financial information presented herein.

                             2000 COMPARED TO 1999
                             ---------------------

                                 BALANCE SHEET

Total assets of the Company at December 31, 2000 exceeded total assets at December 31, 1999 by $32,106 or 17.8 percent. The majority of this increase was the result of growth in net loans as well as a significant investment in federal funds sold. Net loans outstanding at December 31, 2000 compared to December 31, 1999 showed an increase of $22,455, or 19.4 percent, an increase which was a result of increased loan demand in the Company's lending territory, as well as the first full year of operation of the Company's indirect dealer loan program. Federal funds sold balance of $12,310 at December 31, 2000 reflects the investment of excess funds resulting from current year borrowings from the Federal Home Loan Bank of Atlanta (FHLB).

Total securities at December 31, 2000 decreased by $2,379, or 4.7 percent compared to December 31, 1999. This decrease was due to no purchases being made of either available-for-sale or held-to-maturity securities, and current year maturities, calls and paydowns totaling $2,577. Refer to note 3 of the notes to consolidated financial statements for additional information concerning the Company's investment securities.

Other assets increased by $263, or 32.3 percent, from December 31, 1999 to December 31, 2000. The majority of this increase resulted from the Company's current year investment in the Virginia Bankers Insurance Center. The Company invested in this enterprise to enable it to provide certain insurance related products to its customers. As of December 31, 2000, the Company's investment is $238.

Total deposits increased by $24,119 or 15.4 percent, due mostly to increases in total time deposits as well as the Bank's opening of the Brandon Oaks branch in 2000. Total time deposits were up from $93,922 to $111,704, an 18.9 percent increase. Deposit balances increased due to more attractive depository rates being made available to customers in 2000 than in 1999.

The Company entered into three long-term debt agreements with the Federal Home Loan Bank of Atlanta (FHLB) during the year which totaled $10,000 at December 31, 2000. Included in this year's long-term debt activity was the conversion of a prior year advance from FHLB which totaled $4,100 at December 31, 1999. Refer to note 9 of the notes to the consolidated financial statements for additional information concerning the Company's long-term debt.

                           ALLOWANCE FOR LOAN LOSSES

At December 31, 2000, the recorded investment in loans which have been identified as impaired loans, in accordance with Statement 114, totaled $707 compared to $1,032 at December 31, 1999. Of these amounts,

                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC AND SUBSIDIARY
  Management's Discussion and Analysis of Financial Condition and Results of
                                  Operations
              Three Years Ended December 31, 2000, 1999 and 1998
          (In Thousands, Except Shares and Per Share Data and Ratios)


$281 and $711 related to loans with no valuation allowance, and $426 and $321, respectively, related to loans with a corresponding valuation allowance of $89 and $67, respectively.

For the year ended December 31, 2000, the average recorded investment in impaired loans was approximately $870 compared to $1,092 for the year ended December 31, 1999, and the total interest income recognized on impaired loans was $68 in 2000 versus $85 in 1999, of which $53 and $65 was recognized on a cash basis in 2000 and 1999, respectively.

The provision for loan losses was $320 for the year ended December 31, 2000 compared to $315 for the year ended December 31, 1999. This marginal increase in the annual provision resulted from improved loan portfolio quality as reflected by relatively stable charge-off activity in the current year. Actual net charge-offs were $195 for both the years ended December 31, 2000 and 1999. Management understands that its efforts to improve earnings through increased loan volume requires an adequate allowance for loan losses. Therefore, an ongoing evaluation of the allowance for loan losses, as it relates to the growth and quality of the portfolio, is being made to ensure that the allowance for loan losses is at a sufficient level to absorb estimated losses in the Bank's loan portfolio. As of December 31, 2000 and 1999, the ratio of the allowance for loan losses to loans, net of unearned income, was 1.10 percent and 1.20 percent, respectively. Management believes the allowance for loan losses of $1,529 at December 31, 2000 is adequate. While management uses available information to recognize loan losses, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. The agencies may require the Bank to recognize additions to the allowance based on their judgments about information available at the time of their examination.

Foreclosed properties decreased to $160 at December 31, 2000 from $216 at December 31, 1999. This decrease resulted from a lesser volume of properties being brought into foreclosure during the current year. Foreclosed properties consist primarily of single-family property, some of which were under contract to be sold as of December 31, 2000.

See note 5 to the Company's consolidated financial statements for summaries of the changes in the Company's allowance for loan losses, nonperforming assets and impaired loans. Also, see comments in note 15 to the Company's consolidated financial statements.

                               CAPITAL RESOURCES

Stockholders' equity increased by $1,922, or 10.8 percent, to $19,759 as of December 31, 2000 compared to stockholders' equity of $17,837 at December 31, 1999. The increase was primarily due to annual earnings, the majority of which were retained. Stockholders' equity at December 31, 2000 has been reduced by $86, compared to $210 at December 31, 1999, representing the net unrealized losses on available-for-sale securities, net of income taxes, at year end. The net unrealized losses on available-for-sale securities, net of income taxes, which is recorded as accumulated other comprehensive income as a separate component of stockholders' equity, will continue to be subject to change in future periods due to fluctuations in market value, sales, purchases, maturities and calls of securities classified as available-for-sale.

                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC AND SUBSIDIARY
  Management's Discussion and Analysis of Financial Condition and Results of
                                  Operations
              Three Years Ended December 31, 2000, 1999 and 1998
          (In Thousands, Except Shares and Per Share Data and Ratios)

Bankshares and the Bank were in compliance with minimum Tier 1 and total capital ratios of 4 percent and 8 percent, respectively, at December 31, 2000. Also, Bankshares' leverage ratio at December 31, 2000 was in excess of the 3 percent minimum requirement. See note 12 of the notes to the consolidated financial statements for additional information concerning Bankshares and the Bank's capital requirements.

There are no material commitments for capital expenditures as of December 31, 2000. In addition, there are no expected material changes in the mix or relative cost of capital resources.

                              NET INTEREST INCOME

The principal source of earnings for the Company is net interest income. Net interest income is the net amount of interest earned on the Company's interest-bearing assets less the amount of interest paid on the Company's deposits and other interest-bearing liabilities. Net interest income before the provision for loan losses was $7,890 for the year ended December 31, 2000 compared with $7,001 for the year ended December 31, 1999, an increase of $889 or 12.7 percent. Most of this increase was due to the increased loan portfolio which grew more rapidly during the period than interest-bearing deposits. Total interest income increased from $13,505 in 1999 to $16,303 in 2000, an increase of $2,798 or 20.7 percent due primarily to the aforementioned increase in the loan portfolio. Interest and fees on loans increased by $2,556, or 26.0 from 1999 to 2000. Interest expense increased from $6,504 in 1999 to $8,413 in 2000, an increase of $1,909 or 29.4 percent. As noted previously, this increase resulted from the opening of the Brandon Oaks branch in the current year as well as the marketing of more attractive depository products.

                              NONINTEREST INCOME

Noninterest income consists of earnings generated primarily from service charges on deposit accounts and other service charges, commissions and fees. The Company's total noninterest income increased from $1,137 in 1999 to $1,205 in 2000, an increase of 6.0 percent, due primarily to increases in service charges on deposit accounts. Service charges on deposit accounts increased $87 or 18.0 percent over 1999 due to increases in returned check, stop payment and overdraft charges which resulted from an overall increase in the volume of deposit accounts.

                              NONINTEREST EXPENSE

The Company's total noninterest expense for the year ended December 31, 2000 increased $509, or 11.1 percent, compared to the year ended December 31, 1999, due primarily to increases in salaries and employee benefits and other expenses. The increase in salary and employee benefits expense in 2000 of $244, or 9.3 percent, was due primarily to routine merit adjustments, promotions and other normal compensation related items. Furniture, fixtures and equipment expense increased $46 or 10.3 percent due primarily to the opening of the Brandon Oaks branch. Stationery, printing and supplies increased to $172 in 2000 from $117 in 1999 as a result of certain expenses incurred related to the formation of Bankshares. In addition, other expenses in 2000 increased $128 or 12.0 percent over 1999 due to increases in miscellaneous items, as well as the opening of the Brandon Oaks branch in 2000 and the reorganization of the Company.


                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC AND SUBSIDIARY
  Management's Discussion and Analysis of Financial Condition and Results of
                                  Operations
              Three Years Ended December 31, 2000, 1999 and 1998
          (In Thousands, Except Shares and Per Share Data and Ratios)


                                 INCOME TAXES

Reported income tax expense increased $190 to $1,210 for the year ended December 31, 2000 compared to the year ended December 31, 1999. The Company's effective tax rate was 32.9 percent in 2000 compared to 31.5 percent in 1999. The increase in the effective tax rate resulted from a lower level of tax-exempt securities being held in the current year relative to the prior year. See note 10 of the notes to consolidated financial statements for additional information concerning the Company's income taxes.

                                  NET INCOME

Net income for the year ended December 31, 2000 was $2,472 compared to $2,219 for the year ended December 31, 1999. This was an increase of $253, or 11.4 percent, due primarily to the increase in net interest income and offset by increases in total noninterest expense and income tax expense. The Company achieved a 1.25 percent return on average assets during 2000, compared to a 1.28 percent return for 1999. In addition, the Company achieved a return on average equity of 12.97 percent in 2000 versus 12.77 percent in 1999.

                                   LIQUIDITY

Liquidity is the ability to generate adequate cash flow to meet financial commitments and to fund customers' demands for funds, either in terms of loan requests or deposit withdrawals. Liquidity may be provided by both assets and liabilities. Asset liquidity is derived from sources such as sales, calls and maturities of securities, principal and interest payments on loans, and cash and due from banks. Liability liquidity is provided by the core deposit growth from the Bank's stable customer base. Liquidity may also be provided by the issuance of the Bankshares' common stock. Management believes the liquidity of the Company remains adequate, as sufficient assets are maintained on a short-term basis to meet the liquidity demands anticipated. Secondary sources of funds are also available should the need arise. Management is not aware of any trends, commitments or events that will result in or that are reasonably likely to result in a material increase or decrease in liquidity.

Net cash provided by operating activities of $2,904 in 2000 decreased from $4,566 in 1999 and was primarily attributable to lower levels of activity in the mortgage loans held for sale category which fluctuates based upon loan demand and the timing of loan sales in the secondary market. The most significant component of net cash provided by operating activities in 2000 was net income of $2,472. Net cash flows from financing activities in 2000 increased $14,028 from 1999 due primarily to borrowings made from the FHLB as well as deposit increases resulting from the current year opening of the Brandon Oaks branch. Cash flows from operating and financing activities were used primarily to fund the net increase in loans of $22,362 and the net increase in federal funds sold of $12,310 in 2000.

                             1999 COMPARED TO 1998
                             ---------------------

                                 BALANCE SHEET

Total assets of the Company at December 31, 1999 exceeded total assets at December 31, 1998 by $17,693 or 10.9 percent. The majority of this increase was the result of growth in net loans. Net loans outstanding at


                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC AND SUBSIDIARY
  Management's Discussion and Analysis of Financial Condition and Results of
                                  Operations
              Three Years Ended December 31, 2000, 1999 and 1998
          (In Thousands, Except Shares and Per Share Data and Ratios)


December 31, 1999 compared to December 31, 1998 showed an increase of $17,189, or 17.5 percent, an increase which was a result of overall increased loan demand in the Company's lending territory.

Total securities at December 31, 1999 increased by $9,135, or 21.9 percent compared to December 31, 1998. This increase was due primarily to purchases of both available-for-sale and held-to-maturity securities totaling $14,106 offset by maturities, calls and paydowns of $4,742. Securities growth was funded in the current year, despite significant loan growth, from a liquidation of the Company's federal funds sold position and steady deposit growth. Included in available-for-sale securities at December 31, 1999 are floating rate and step-up rate U.S. Government agency securities with amortized costs of $1,761 and fair values of $1,740. Included in held-to-maturity securities at December 31, 1999 is a floating rate U.S. Government agency security with an amortized cost of $250 and a fair value of $251. Refer to note 3 of the notes to consolidated financial statements for additional information concerning the Company's investment securities.

Total deposits increased by $11,505, or 7.9 percent, due mostly to increases in total time deposits. Total time deposits were up from $84,549 to $93,922, an
11.1 percent increase. Deposit balances increased due to more attractive depository rates being made available to customers in 1999 than in 1998.

The Company received an advance from the Federal Home Loan Bank of Atlanta during the year which totaled $4,100 at December 31, 1999. This advance was necessary due to Year 2000 cash vault requirements and strong fourth quarter loan growth.

                           ALLOWANCE FOR LOAN LOSSES

At December 31, 1999, the recorded investment in loans which have been identified as impaired loans, in accordance with Statement 114, totaled $1,032 compared to $1,070 at December 31, 1998. Of these amounts, $711 at December 31, 1999 related to loans with no valuation allowance compared to $660 at December 31, 1998, and $321 and $410 at December 31, 1999 and 1998, respectively, related to loans with a corresponding valuation allowance of $67 and $77, respectively.

For the year ended December 31, 1999, the average recorded investment in impaired loans was approximately $1,092 compared to $998 for the year ended December 31, 1998, and the total interest income recognized on impaired loans was $85 in 1999 versus $96 in 1998, of which $65 and $76 was recognized on a cash basis in 1999 and 1998, respectively.

The provision for loan losses was $315 for the year ended December 31, 1999 compared to $358 for the year ended December 31, 1998, a decrease of $43. This decrease resulted from improved loan portfolio quality as reflected by decreased charge-off activity in the current year. Actual net charge-offs were $195 for the year ended December 31, 1999 versus $274 in net charge-offs for the year ended December 31, 1998. Management understands that its efforts to improve earnings through increased loan volume requires an adequate allowance for loan losses. Therefore, an ongoing evaluation of the allowance for loan losses, as it relates to the growth and quality of the portfolio, is being made to ensure that the allowance for loan losses is at a sufficient level to absorb estimated losses in the Company's portfolio. As of December 31, 1999 and 1998, the ratio of the allowance for loan losses to loans, net of unearned income, was 1.20 percent and 1.29 percent, respectively. While management uses available information to recognize loan losses, future

                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC AND SUBSIDIARY
  Management's Discussion and Analysis of Financial Condition and Results of
                                  Operations
              Three Years Ended December 31, 2000, 1999 and 1998
          (In Thousands, Except Shares and Per Share Data and Ratios)

additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses. The agencies may require the Bank to recognize additions to the allowance based on their judgments about information available at the time of their examination.

Foreclosed properties decreased to $216 at December 31, 1999 from $559 at December 31, 1998. This decrease resulted from a lesser volume of properties being brought to foreclosure in the current year. Foreclosed properties consist primarily of single-family property, some of which were under contract to be sold as of December 31, 1999.

See note 5 to the Company's consolidated financial statements for summaries of the changes in the Company's allowance for loan losses, nonperforming assets and impaired loans. Also, see comments in note 15 to the Company's consolidated financial statements.

                               CAPITAL RESOURCES

Stockholders' equity increased by $1,545, or 9.5 percent, to $17,837 as of December 31, 1999 compared to stockholders' equity of $16,292 at December 31, 1998. The increase was primarily due to improved earnings, the majority of which were retained. Stockholders' equity at December 31, 1999 has been reduced by $210, compared to $46 at December 31, 1998, representing the net unrealized losses on available-for-sale securities, net of income taxes, at year end. The net unrealized losses on available-for-sale securities, net of income taxes, which is recorded as accumulated other comprehensive income as a separate component of stockholders' equity, will continue to be subject to change in future periods due to fluctuations in market value, sales, purchases, maturities and calls of securities classified as available-for-sale.

The Bank was in compliance with minimum Tier 1 and total capital ratios of 4 percent and 8 percent, respectively, at December 31, 1999. Also, the Bank's leverage ratio at December 31, 1999 was in excess of the 3 percent minimum requirement. See note 12 of the notes to the consolidated financial statements for additional information concerning the Bank's capital requirements.

                              NET INTEREST INCOME

The principal source of earnings for the Company is net interest income. Net interest income is the net amount of interest earned on the Company's interest-bearing assets less the amount of interest paid on the Company's deposits and other interest-bearing liabilities. Net interest income before the provision for loan losses was $7,001 for the year ended December 31, 1999 compared with $6,205 for the year ended December 31, 1998, an increase of $796 or 12.8 percent. Most of this increase was due to increased securities and loan portfolios which grew more rapidly during the period than interest-bearing deposits. Total interest income increased from $11,894 in 1998 to $13,505 in 1999, an increase of $1,611 or 13.5 percent due primarily to the aforementioned larger securities and loan portfolios. Interest expense increased from $5,689 in 1998 to $6,504 in 1999, an increase of $815 or 14.3 percent, due to steady growth in deposits.


                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC AND SUBSIDIARY
  Management's Discussion and Analysis of Financial Condition and Results of
                                  Operations
              Three Years Ended December 31, 2000, 1999 and 1998
          (In Thousands, Except Shares and Per Share Data and Ratios)

                              NONINTEREST INCOME

Noninterest income consists of earnings generated primarily from service charges on deposit accounts and other service charges, commissions and fees. The Company's total noninterest income increased from $1,125 in 1998 to $1,137 in 1999, an increase of 1.1 percent, due primarily to increases in service charges on deposit accounts and offset by decreases in other service charges, commissions and fees. Service charges on deposit accounts increased 19.3 percent over 1998 due to increases in returned check, stop payment and overdraft charges which resulted from an overall increase in the volume of deposit accounts. Other service charges, commissions and fees decreased 12.6 percent compared to the year ended December 31, 1998 due primarily to decreases in commissions on mortgage loans sold to outside investors.

                              NONINTEREST EXPENSE

The Company's total noninterest expense for the year ended December 31, 1999 increased $180, or 4.1 percent, compared to the year ended December 31, 1998, due primarily to increases in salaries and employee benefits and other expenses. The 4.0 percent increase in salary and employee benefits expense in 1999 was due primarily to routine merit adjustments, promotions and other normal compensation related items. Furniture, fixtures and equipment expense increased 5.2 percent due primarily to an increase in repairs and maintenance expenses, offset by a decrease in depreciation expense. Write-downs and losses, net, on foreclosed properties decreased to $24 in 1999 from $47 in 1998. Other expenses in 1999 increased 5.8 percent over 1998 due to increases in telephone expense, charge-offs of overdrafts and cash items, and other miscellaneous items.

                                 INCOME TAXES

Reported income tax expense increased $243 to $1,020 for the year ended December 31, 1999 compared to the year ended December 31, 1998. The Company's effective tax rate was 31.5 percent in 1999 compared to 30.3 percent in 1998. The increase in the effective tax rate resulted from a lower level of tax-exempt securities being held during 1999 relative to the prior year. See note 10 of the notes to consolidated financial statements for additional information concerning the Company's income taxes.

                                  NET INCOME

Net income for the year ended December 31, 1999 was $2,219 compared to $1,791 for the year ended December 31, 1998. This was an increase of $428, or 23.9 percent, due primarily to the increase in net interest income and offset by increases in total noninterest expense and income tax expense. The Company achieved a 1.28 percent return on average assets during 1999, compared to a 1.22 percent return for 1998. This increase resulted from net income growth outpacing average asset growth. In addition, the Company achieved a return on average equity of 12.77 percent in 1999 versus 11.32 percent in 1998. This increase resulted from higher levels of net income and was only partially offset by an increased dividend payment in the current year.


                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC AND SUBSIDIARY
  Management's Discussion and Analysis of Financial Condition and Results of
                                  Operations
              Three Years Ended December 31, 2000, 1999 and 1998
          (In Thousands, Except Shares and Per Share Data and Ratios)

                                   LIQUIDITY

Net cash provided by operating activities of $4,569 in 1999 increased $3,073 from 1998 and was primarily attributable to the increase in net income and the change in the mortgage loans held for sale category which fluctuates based upon loan demand and the timing of loan sales in the secondary market. Net cash flows from financing activities in 1999 decreased $9,281 from 1998 due primarily to significant decreases in cash flows from demand and savings deposits. Cash flows from operating and financing activities were used primarily to fund the net increase in loans of $17,189 and the net increase in securities of $9,135 in 1999.

                                    GENERAL
                                    -------

                    IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related notes presented herein have been prepared in accordance with accounting principles generally accepted in the United States of America, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation.

Unlike many industrial companies, substantially all of the assets and virtually all of the liabilities of the Company are monetary in nature. As a result, interest rates have a more significant impact on the Company's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

                                  DERIVATIVES

The Company does not use derivatives or other off-balance sheet transactions such as futures contracts, forward obligations, interest rate swaps, or options.

                           NEW ACCOUNTING STANDARDS

In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, and for hedging activities. The adoption of SFAS No. 133, as amended, as of January 1, 2001, did not have any effect on the financial position, results of operations or liquidity of the Company.


                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC AND SUBSIDIARY
  Management's Discussion and Analysis of Financial Condition and Results of
                                  Operations
              Three Years Ended December 31, 2000, 1999 and 1998
          (In Thousands, Except Shares and Per Share Data and Ratios)

SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities, a replacement of FASB Statement No. 125, supercedes and replaces the guidance in SFAS No. 125, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. SFAS No. 140 revises the standards for accounting for securitizations and other transfers of financial assets and collateral and requires certain disclosures, but it carries over most of the provisions of SFAS No. 125 without reconsideration. SFAS No. 140 is effective for transfers and servicing of financial assets and extinguishments of liabilities that occur after March 31, 2001, and for recognition and reclassification of collateral and for disclosures relating to securitization transactions and collateral for fiscal years ending after December 15, 2000. Disclosures about securitization and collateral accepted need not be reported for periods ending on or before December 15, 2000 for which financial statements are presented for comparative purposes. Management believes the adoption of SFAS No. 140 will not have a significant effect on the Company's consolidated financial statements.

As of December 31, 2000, there are no other new accounting standards issued, but not yet adopted by the Company, which are expected to be applicable to the Company's financial position, operating results or financial statement disclosures.

                         Independent Auditors' Report

The Board of Directors and Stockholders
Salem Community Bankshares, Inc.:


We have audited the accompanying consolidated balance sheets of Salem Community Bankshares, Inc. and subsidiary as of December 31, 2000 and 1999, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 2000. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Salem Community Bankshares, Inc. and subsidiary as of December 31, 2000 and 1999, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.


Roanoke, Virginia
March 9, 2001

                 SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                           Consolidated Balance Sheets
                           December 31, 2000 and 1999
               (In Thousands, Except Shares and Per Share Data)




                                     Assets                                                2000              1999
                                                                                      ----------------  --------------
Cash and due from banks (notes 2 and 17)                                              $       8,283            8,959
Federal funds sold and securities purchased under resale agreements (note 17)                12,310               --
Securities (notes 3 and 17):
    Available-for-sale, at fair value                                                         9,019            9,376
    Held-to-maturity, at amortized cost (fair value $38,634 in 2000 and $38,555
       in 1999)                                                                              39,434           41,456
Mortgage loans held for sale (notes 14, 15 and 17)                                              139              346

Loans, less unearned income (notes 4, 5 and 15)                                             139,577          116,997
Less allowance for loan losses (note 5)                                                      (1,529)          (1,404)
                                                                                      ----------------  --------------
                   Loans, net (note 17)                                                     138,048          115,593
                                                                                      ----------------  --------------
Premises and equipment, net (note 6)                                                          2,107            2,147
Accrued interest receivable                                                                   1,805            1,369
Foreclosed properties (note 5)                                                                  160              216
Other assets (note 10)                                                                        1,077              814
                                                                                      ----------------  --------------
                   Total assets                                                       $     212,382          180,276
                                                                                      ================  ==============
                        Liabilities and Stockholders' Equity

Noninterest-bearing demand deposits                                                          21,680           20,128
Interest-bearing demand deposits                                                             41,429           36,735
Savings deposits                                                                              6,170            6,079
Time deposits (note 7)                                                                      111,704           93,922
                                                                                      ----------------  --------------
                   Total deposits (notes 7 and 17)                                          180,983          156,864

Federal funds purchased and securities sold under resale agreements (note 17)                    --              145
Federal Home Loan Bank advance (notes 9 and 17)                                                  --            4,100
Federal Home Loan Bank long-term debt (notes 9 and 17)                                       10,000               --
Accrued interest payable                                                                      1,486              941
Other liabilities                                                                               154              389
                                                                                      ----------------  --------------
                   Total liabilities                                                        192,623          162,439
                                                                                      ----------------  --------------
Stockholders' equity (notes 11 and 12):
    Common stock and surplus, no par value in 2000 and par value of $5.00 in
       1999.  Authorized 10,000,000 shares in 2000 and 2,000,000 in 1999; issued
       and outstanding 1,596,873 shares in 2000 and 1,526,067 shares in 1999                 17,079           16,077
    Retained earnings                                                                         2,766            1,970
    Accumulated other comprehensive loss                                                        (86)            (210)
                                                                                      ----------------  --------------
                   Total stockholders' equity                                                19,759           17,837

Commitments and contingent liabilities (notes 8, 11, 14 and 16)
                                                                                      ----------------  --------------
                   Total liabilities and stockholders' equity                         $     212,382          180,276
                                                                                      ================  ==============

See accompanying notes to consolidated financial statements.

                 SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
           Consolidated Statements of Income and Comprehensive Income
                  Years Ended December 31, 2000, 1999 and 1998
                      (In Thousands, Except Per Share Data)


                                                                                    2000             1999              1998
                                                                             ----------------- ----------------- -----------------
Interest income:
    Interest and fees on loans                                               $      12,395            9,839             9,488
    Interest on federal funds sold and securities purchased under
       resale agreements                                                               410              538               722
    Interest on deposits with banks                                                    103                3                 2
    Interest on securities - taxable                                                 3,167            2,859             1,337
    Interest on securities - nontaxable                                                228              266               345
                                                                             ----------------- ----------------- -----------------
                   Total interest income                                            16,303           13,505            11,894
                                                                             ----------------- ----------------- -----------------
Interest expense:
    Interest on certificates of deposit of $100 or more                              1,105              885               719
    Interest on other deposits                                                       6,778            5,611             4,970
    Interest on federal funds purchased and securities sold under
       repurchase agreements                                                            11                8                --
    Interest on Federal Home Loan Bank borrowings                                      519               --                --
                                                                             ----------------- ----------------- -----------------
                   Total interest expense                                            8,413            6,504             5,689
                                                                             ----------------- ----------------- -----------------
                   Net interest income                                               7,890            7,001             6,205

Provision for loan losses (note 5)                                                     320              315               358
                                                                             ----------------- ----------------- -----------------
                   Net interest income after provision for loan losses               7,570            6,686             5,847

Noninterest income:
    Service charges on deposit accounts                                                570              483               405
    Other service charges, commissions and fees                                        529              521               596
    Other income                                                                       106              125               129
    Realized securities gains (losses), net                                             --                8                (5)
                                                                             ----------------- ----------------- -----------------
                   Total noninterest income                                          1,205            1,137             1,125
                                                                             ----------------- ----------------- -----------------
Noninterest expense:
    Salaries and employee benefits (note 8)                                          2,855            2,611             2,510
    Occupancy expense of premises                                                      351              324               308
    Furniture, fixtures and equipment                                                  491              445               423
    Stationery, printing and supplies                                                  172              117               111
    Write-downs and losses, net, on foreclosed properties                               33               24                47
    Other expenses                                                                   1,191            1,063             1,005
                                                                             ----------------- ----------------- -----------------
                   Total noninterest expense                                         5,093            4,584             4,404
                                                                             ----------------- ----------------- -----------------
                   Income before income tax expense                                  3,682            3,239             2,568

Income tax expense (note 10)                                                         1,210            1,020               777
                                                                             ----------------- ----------------- -----------------
                   Net income                                                        2,472            2,219             1,791

Other comprehensive income (loss), net of income tax expense
 (benefit):

       Net unrealized gains (losses) on available-for-sale
       securities (notes 1 and 3)                                                      124             (164)               8
                                                                             ----------------- ----------------- -----------------
                   Comprehensive income                                      $       2,596            2,055             1,799
                                                                             ================= ================= =================
Net income per share (note 1):
    Net income per share                                                     $        1.55             1.40              1.14
                                                                             ================= ================= =================
    Net income per share - assuming dilution                                 $        1.54             1.38              1.11
                                                                             ================= ================= =================

See accompanying notes to consolidated financial statements.

                 SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
           Consolidated Statements of Changes in Stockholders' Equity
                  Years Ended December 31, 2000, 1999 and 1998
                (In Thousands, Except Shares and Per Share Data)

                                                           Common                        Accumulated
                                                           Stock                            Other
                                                            and          Retained       Comprehensive
                                                          Surplus        Earnings           Income           Total
                                                     --------------- ---------------- ------------------ -----------
Balances at December 31, 1997                        $     13,843           1,116               (54)        14,905

Net income                                                     --           1,791                --          1,791
Cash dividend at $.34 per share                                --            (519)               --           (519)
4% stock dividend (55,789 shares)                             948            (948)               --             --
Stock dividend fractional shares payment                       --              (5)               --             (5)
Stock options exercised (9,573 shares)                         87              --                --             87
Income tax benefit from stock options
    exercised                                                  25              --                --             25
Transfer per regulatory requirement                           157            (157)               --             --
Change in net unrealized losses on
    available-for-sale securities, net
    of income tax expense of $5                                --              --                 8              8
                                                     --------------- ---------------- ------------------ -----------
Balances at December 31, 1998                              15,060           1,278               (46)        16,292

Net income                                                     --           2,219                --          2,219
Cash dividend at $.38 per share                                --            (617)               --           (617)
4% stock dividend (58,386 shares)                             905            (905)               --             --
Stock dividend fractional shares payment                       --              (5)               --             (5)
Stock options exercised (9,477 shares)                         85              --                --             85
Income tax benefit from stock options
    exercised                                                  27              --                --             27
Change in net unrealized losses on
    available-for-sale securities, net
    of income tax benefit of $84                               --              --              (164)          (164)
                                                     --------------- ---------------- ------------------ -----------
Balances at December 31, 1999                              16,077           1,970              (210)        17,837

Net income                                                     --           2,472                --          2,472
Cash dividend at $.48 per share                                --            (768)               --           (768)
4% stock dividend (60,887 shares)                             897            (897)               --             --
Stock dividend fractional shares payment                       --             (11)               --            (11)
Stock options exercised (9,919 shares)                         88              --                --             88
Income tax benefit from stock options
    exercised                                                  17              --                --             17
Change in net unrealized losses on
    available-for-sale securities, net
    of income tax expense of $64                               --              --               124            124
                                                     --------------- ---------------- ------------------ -----------
Balances at December 31, 2000                        $     17,079           2,766               (86)        19,759
                                                     =============== ================ ================== ===========

See accompanying notes to consolidated financial statements.

                 SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                      Consolidated Statements of Cash Flows
                  Years Ended December 31, 2000, 1999 and 1998
                                 (In Thousands)

                                                                                 2000           1999           1998
                                                                           ---------------  ------------- -------------
Cash flows from operating activities (note 13):

    Net income                                                             $     2,472          2,219         1,791
    Adjustments to reconcile net income to net cash provided by operating activities:
        Provision for loan losses                                                  320            315           358
        Deferred income taxes                                                       93            (47)          (55)
        Depreciation and amortization of premises and equipment                    304            269           314
        Gain on disposal of equipment                                               --             (1)           --
        Amortization of premiums and accretion of discounts, net                   (10)           (11)           (5)
        Write-downs and losses on foreclosed properties, net                        33             24            47
        Loss on calls of available-for-sale securities, net                         --             --             5
        Gain on calls of held-to-maturity securities                                --             (8)           --
        Income tax benefit from stock options exercised                             17             27            25
        (Increase) decrease in:
           Mortgage loans held for sale                                            207          1,556          (580)
           Accrued interest receivable                                            (436)          (231)         (237)
           Other assets                                                           (420)           (16)         (134)
        Increase (decrease) in:
           Accrued interest payable                                                545            166            71
           Other liabilities                                                      (221)           304          (104)
                                                                           ---------------  ------------- -------------
                 Net cash provided by operating activities                       2,904          4,566         1,496
                                                                           ---------------  ------------- -------------
Cash flows from investing activities (note 13):
    Net (increase) decrease in federal funds sold and securities purchased
      under resale agreements                                                  (12,310)        10,180        (3,735)
    Proceeds from maturities and calls of available-for-sale securities            545            402         3,065
    Proceeds from maturities and calls of held-to-maturity securities            2,032          4,340        13,960
    Purchases of available-for-sale securities                                      --         (7,106)          (74)
    Purchases of held-to-maturity securities                                        --         (7,000)      (36,490)
    Purchases of loan participations                                              (581)        (1,742)         (152)
    Collections of loan participations                                             136            203           369
    Net increase in loans made to customers                                    (22,632)       (16,267)       (2,369)
    Recoveries on loans previously charged off                                     125             81           116
    Proceeds from sales of foreclosed properties                                   200            540           304
    Capital expenditures on foreclosed properties                                   --             --           (10)
    Purchases of premises and equipment                                           (264)          (304)         (144)
                                                                           ---------------  ------------- -------------
                 Net cash used in investing activities                         (32,749)       (16,673)      (25,160)
                                                                           ---------------  ------------- -------------
Cash flows from financing activities (note 13):
    Net increase in time deposits                                               17,782          9,373         9,637
    Net increase in demand and savings deposits                                  6,337          2,132        15,289
    Net increase in federal funds purchased and securities sold under
      resale agreements                                                           (145)           145            --
    Net increase (decrease) in Federal Home Loan Bank advances                  (4,100)         4,100            --
    Proceeds from Federal Home Loan Bank long-term debt                         10,000             --            --
    Principal payments on capital lease obligations                                (14)           (72)          (70)
    Proceeds from exercise of stock options                                         88             85            87
    Cash dividends paid                                                           (779)          (622)         (524)
                                                                           ---------------  ------------- -------------
                 Net cash provided by financing activities                      29,169         15,141        24,419
                                                                           ---------------  ------------- -------------
                 Net increase (decrease) in cash and due from banks               (676)         3,034           755
Cash and due from banks at beginning of year                                     8,959          5,925         5,170
                                                                           ---------------  ------------- -------------
Cash and due from banks at end of year                                     $     8,283          8,959         5,925
                                                                           ===============  ============= =============

See accompanying notes to consolidated financial statements.

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)


(1)    Summary of Significant Accounting Policies

       The accounting and reporting policies of Salem Community Bankshares, Inc. ("Bankshares") and its wholly-owned subsidiary, Salem Bank and Trust, National Association, (the "Bank") (collectively, the "Company"), conform to accounting principles generally accepted in the United States of America and general practices within the banking industry.

       Bankshares, a Virginia corporation, was incorporated under the laws of the Commonwealth of Virginia on May 28, 1999, primarily to serve as a holding company for the Bank. Effective September 11, 2000, the Bank became a wholly-owned subsidiary of Bankshares. Pursuant to this reorganization, Bankshares issued 1,535,986 shares of its common stock, no par value, in exchange for 1,535,986 shares of the Bank's common stock, $5.00 par value. The reorganization has been accounted for as a pooling-of-interests and, accordingly, the consolidated financial statements for the periods prior to September 11, 2000 include the accounts and results of operations of the Bank. All shares and per share data have been adjusted to reflect the exchange of Bankshares' shares for Bank shares.

       The following is a summary of the more significant accounting policies:

       (a)    Consolidation

              The consolidated financial statements include the accounts of Salem Community Bankshares, Inc. and its wholly-owned subsidiary. All significant intercompany balances and transactions have been eliminated in consolidation.

       (b)    Cash Equivalents

              For purposes of reporting cash flows, cash and cash equivalents include the amounts classified on the consolidated balance sheets as cash and due from banks.

       (c)    Securities

              Securities available-for-sale are reported at fair value, with unrealized gains and losses excluded from net income and reported, net of income taxes, in a separate component of stockholders' equity. Securities held-to-maturity are stated at cost, adjusted for amortization of premiums and accretion of discounts on a basis which approximates the level yield method. The Company does not engage in securities trading. Gains and losses on securities are accounted for on the completed transaction basis by the specific identification method.

              A decline in the fair value of any available-for-sale or held-to-maturity security below cost that is deemed other than temporary is charged to income resulting in the establishment of a new cost basis for the security.

              As members of the Federal Reserve and the Federal Home Loan Bank
              (FHLB) of Atlanta, the Bank is required to maintain certain minimum investments in the common stock of those entities.


                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)


              Required levels of investments are based upon the Bank's capital and a percentage of qualifying assets. These investments are carried at cost.

       (d)    Loans

              Loans are stated at the amount of funds disbursed plus the applicable amount, if any, of the unearned income and other charges less payments received. Interest on installment loans, including impaired installment loans that have not been placed in nonaccrual status, is credited to income based upon the level yield method or the sum-of-the-months'-digits method, which does not differ materially from the level yield method. Interest on all other loans, including impaired loans that have not been placed in nonaccrual status, is accrued based on the balances outstanding times the applicable interest rates. Loans are generally placed in nonaccrual status when the collection of principal or interest is 90 days or more past due, unless the obligation is both well-secured and in the process of collection. The interest on nonaccrual loans is accounted for on the cash basis until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

              Impaired loans are presented in the financial statements at the present value of expected future cash flows or at the fair value of the loan's collateral if the loan is deemed "collateral dependent." A valuation allowance is required to the extent that the measure of the impaired loans is less than the recorded investment. Large groups of small-balance homogeneous loans such as residential real estate mortgage, consumer installment, home equity and bank card loans are collectively evaluated for impairment.

              Loan origination and commitment fees and certain related costs are deferred, and the net amount amortized as an adjustment of yield over the contractual life of the related loan.

       (e)    Allowance for Loan Losses

              The allowance for loan losses is a valuation allowance consisting of the cumulative effect of the provision for loan losses, plus any amounts recovered on loans previously charged off, minus loans charged off. The provision for loan losses charged to operating expenses is the amount necessary in management's judgment to maintain the allowance for loan losses at a level it believes sufficient to cover losses in the collection of its loans.

       (f)    Mortgage Loans Held for Sale

              Mortgage loans held for sale are carried at the lower of cost or market value determined on an aggregate basis.

                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)


       (g)    Premises and Equipment

              Premises and equipment are stated at cost less accumulated depreciation and amortization. Equipment under capital leases is stated at the present value of minimum lease payments at the inception of the lease. Depreciation is computed by the straight-line method based on estimated useful lives of eighteen to thirty-nine years for buildings and five to seven years for furniture, fixtures and equipment. Leasehold improvements are amortized on a straight-line basis over the terms of the leases. Equipment held under capital leases is amortized straight-line over the estimated useful lives of the assets since the leases transfer ownership or contain a bargain purchase option. The cost of assets retired and sold and the related accumulated depreciation are eliminated from the accounts and the resulting gains or losses are included in determining net income. Expenditures for maintenance and repairs are charged to expense as incurred and improvements are capitalized.

       (h)    Foreclosed Properties

              Foreclosed properties, acquired through foreclosure or deed in lieu of foreclosure, are carried at the lower of the recorded investment in the property or its fair value less estimated selling costs. When the property is acquired, any excess of the loan balance over the fair value less estimated selling costs of the property is charged to the allowance for loan losses. Subsequent write-downs, if any, are charged to expense. Gains and losses on the sale of foreclosed properties are recorded in income in the year of the sale.

       (i)    Income Taxes

              Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

       (j)    Net Income Per Share

              Net income per share excludes dilution and is computed by dividing income available to common stockholders by the weighted-average number of common shares outstanding for the period. Net income per share - assuming dilution reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the Company.

              The following is a reconciliation of the numerators and denominators of the net income per share and net income per share-assuming dilution computations for the periods indicated:


                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)


                                                               Net Income                 Shares                  Per Share
Year Ended December 31, 2000                                  (Numerator)             (Denominator)                 Amount
-----------------------------                             ---------------------   -----------------------   -----------------------
Net income per share                                      $       2,472                 1,590,824            $       1.55
                                                                                                            =======================
Effect of dilutive stock options                                     --                    13,001
                                                          ---------------------   -----------------------
Net income per share - assuming dilution                   $      2,472                 1,603,825            $       1.54
                                                          =====================   =======================   =======================

                                                               Net Income                 Shares                  Per Share
Year Ended December 31, 1999                                  (Numerator)             (Denominator)                 Amount
----------------------------                              ---------------------   -----------------------   -----------------------
Net income per share                                       $      2,219                 1,581,102            $       1.40
                                                                                                            =======================
Effect of dilutive stock options                                     --                    22,470
                                                          ---------------------   -----------------------
Net income per share - assuming dilution                   $      2,219                 1,603,572            $       1.38
                                                          =====================   =======================   =======================

                                                               Net Income                 Shares                  Per Share
Year Ended December 31, 1998                                  (Numerator)             (Denominator)                 Amount
----------------------------                              ---------------------   -----------------------   -----------------------
Net income per share                                       $      1,791                 1,570,882            $       1.14
                                                                                                            =======================
Effect of dilutive stock options                                     --                    36,651
                                                          ---------------------   -----------------------
Net income per share - assuming dilution                   $      1,791                 1,607,533            $       1.11
                                                          =====================   =======================   =======================


              Stock options that could potentially dilute net income per share in the future that were not included in the computation of net income per share - assuming dilution, because to do so would have been antidilutive for the periods presented, totaled 27,828, 21,588 and 8,845 in 2000, 1999 and 1998, respectively.

       (k)    Stock Dividends

              All prior-period weighted average shares outstanding, net income per share, cash dividends per share and stock option data has been adjusted to reflect the effects of the Company's stock dividends.

       (l)    Stock Option Plan

              The Company has adopted SFAS No. 123, Accounting for Stock-Based Compensation, which permits entities to recognize as expense over the vesting period the fair value of all stock-based awards on the date of grant. Alternatively, SFAS No. 123 also allows entities to continue to apply the provisions of APB Opinion No. 25 and provide pro forma net income and pro forma earnings per share disclosures for employee stock option grants made in 1995 and future years as if the fair-value-based method defined in SFAS No. 123 had been applied. The Company has elected to apply the provisions of APB Opinion No. 25 and provide the pro forma disclosure provisions of SFAS No. 123.


                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)


       (m)    Fair Value of Financial Instruments

              Statement of Financial Accounting Standards No. 107, Disclosures about Fair Value of Financial Instruments, requires the Company to disclose estimated fair values of its financial instruments. The following methods and assumptions were used to estimate the fair value of each class of financial instrument for which it is practicable to estimate that value:

              . Cash and Due from Banks, Federal Funds Sold and Securities Purchased under Resale Agreements, Federal Funds Purchased and Securities Sold Under Resale Agreements, and Federal Home Loan Bank Advances

                  The carrying amounts are a reasonable estimate of fair value because of the short maturity of these instruments.

              .   Securities

                  The fair value of securities, except certain state and municipal securities, is determined by quoted market price. The fair value of certain state and municipal securities is not readily available through market sources other than dealer quotations, so fair value estimates are based on quoted market prices of similar instruments, adjusted for differences between the quoted instruments and the instruments being valued.

              .   Loans

                  Fair values are estimated for portfolios of loans with similar financial characteristics. Loans are segregated by type such as mortgage loans held for sale, commercial, real estate - commercial, real estate - construction, real estate -mortgage, credit card and other consumer loans. Each loan category is further segmented into fixed and adjustable rate interest terms.

                  The fair value of loans is estimated by discounting the future cash flows using the current interest rates at which similar loans would be made to borrowers for the same remaining maturities. Fair value is further adjusted for credit risk based on estimates for cash flows not expected to be collected. Assumptions regarding credit risk are judgmentally determined using available external appraisals and specific borrower information.

              .   Deposits and Federal Home Loan Bank Long-term Debt

                  The fair value of demand and savings deposits is the amount payable on demand. The fair value of fixed maturity time deposits, certificates of deposit and FHLB long-term debt is estimated using the rates currently offered for deposits or borrowings with similar remaining maturities.


                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)


              .   Commitments to Extend Credit and Standby Letters of Credit

                  The only amounts recorded for commitments to extend credit, standby letters of credit and financial guarantees written are the deferred fees arising from these unrecognized financial instruments. These deferred fees are not deemed significant at December 31, 2000 and 1999, and as such, the related fair values have not been estimated.

       (n)    Comprehensive Income

              The Company has included consolidated statements of income and comprehensive income in the accompanying consolidated financial statements. Comprehensive income consists of net income and net unrealized gains (losses) on securities available-for-sale. Also, accumulated other comprehensive income (loss) is included as a separate disclosure within the Consolidated Statements of Changes in Stockholders' Equity in the accompanying consolidated financial statements.

       (o)    Use of Estimates

              In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities as of the dates of the consolidated balance sheets and the reported amounts of revenues and expenses for the years presented. Actual results could differ significantly from those estimates.

              Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and the valuation of foreclosed properties acquired in connection with foreclosures or in satisfaction of loans. In connection with the determination of the allowance for loan losses and the valuation of foreclosed properties, management obtains independent appraisals for significant properties.

              Management believes the allowance for loan losses and the valuation of foreclosed properties are adequate. While management uses available information to recognize losses on loans and foreclosed properties, future additions to the allowance for loan losses and write-downs to foreclosed properties may be necessary based on changes in economic conditions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for loan losses and its valuation of foreclosed properties. Such agencies may require the Bank to recognize additions to the allowance for loan losses and additional write-downs to foreclosed properties based on their judgments about information available to them at the time of their examinations.

       (p)    Reclassifications

              Certain reclassifications have been made to prior years' consolidated financial statements to place them on a basis comparable with the 2000 consolidated financial statements.


                                                                     (Continued)

                 SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 2000, 1999 and 1998
                (In Thousands, Except Shares and Per Share Data)


(2)    Cash Restrictions

       To comply with Federal Reserve regulations, the Bank is required to maintain certain average reserve balances. The daily average reserve requirements were $1,035 and $958 for the weeks including December 31, 2000 and 1999, respectively.

(3)    Securities

       The amortized costs, gross unrealized holding gains, gross unrealized holding losses and fair values for available-for-sale and held-to-maturity securities by major security type are as follows:


                                                                                     December 31, 2000
                                                      ------------------------------------------------------------------------------
                                                                               Gross               Gross
                                                                             Unrealized         Unrealized
                                                        Amortized             Holding             Holding               Fair
Available-for-sale                                        Costs                Gains              Losses               Values
------------------                                    ------------------  -----------------  ------------------  -------------------
U.S. Government agencies and corporations              $       6,992             --                 (79)               6,913
Mortgage-backed securities                                     1,124             --                 (51)               1,073
Federal Home Loan Bank stock                                     551             --                  --                  551
Federal Reserve Bank stock                                       482             --                  --                  482
                                                      ------------------  -----------------  ------------------  -------------------
                   Totals                              $       9,149             --                (130)               9,019
                                                      ==================  =================  ==================  ===================

                                                                                    December 31, 2000
                                                      ------------------------------------------------------------------------------
                                                                               Gross               Gross
                                                                             Unrealized         Unrealized
                                                        Amortized             Holding             Holding               Fair
Held-to-maturity                                          Costs                Gains              Losses               Values
----------------                                      ------------------  -----------------  ------------------  -------------------
U.S. Government agencies and corporations             $       35,397             --                (849)              34,548
Mortgage-backed securities                                       251              1                 --                   252
Obligations of state and political subdivisions                3,786             49                  (1)               3,834
                                                      ------------------  -----------------  ------------------  -------------------
                   Totals                             $       39,434             50                (850)              38,634
                                                      ==================  =================  ==================  ===================

                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 2000, 1999 and 1998
                (In Thousands, Except Shares and Per Share Data)


                                                                                  December 31, 1999
                                                      ------------------------------------------------------------------------------
                                                                               Gross               Gross
                                                                             Unrealized         Unrealized
                                                       Amortized              Holding             Holding               Fair
Available-for-sale                                       Costs                 Gains              Losses               Values
------------------                                    -----------------   -----------------  ------------------  -------------------
U.S. Government agencies and corporations              $      7,492                 --               (299)              7,193
Mortgage-backed securities                                    1,260                 --                (19)              1,241
Federal Home Loan Bank stock                                    409                 --                  --                409
Federal Reserve Bank stock                                      418                 --                  --                418
Other securities                                                115                 --                  --                115
                                                      -----------------   -----------------  ------------------  -------------------
                   Totals                              $      9,694                 --               (318)              9,376
                                                      =================   =================  ==================  ===================

                                                                                  December 31, 1999
                                                      ------------------------------------------------------------------------------
                                                                               Gross               Gross
                                                                             Unrealized         Unrealized
                                                        Amortized             Holding             Holding               Fair
Held-to-maturity                                          Costs                Gains              Losses               Values
----------------                                      ------------------  -----------------  ------------------  -------------------
U.S. Government agencies and corporations              $     36,962                  8             (2,980)             33,990
Mortgage-backed securities                                      287                  3                 --                 290
Obligations of state and political subdivisions               4,207                 74                 (6)              4,275
                                                      ------------------  -----------------  ------------------  -------------------
                   Totals                              $     41,456                 85             (2,986)             38,555
                                                      ==================  =================  ==================  ===================



       The amortized costs and fair values of securities at December 31, 2000, by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.


                                                                                  December 31, 2000
                                                      ------------------------------------------------------------------------------
                                                               Available-for-Sale                       Held-to-Maturity
                                                      ------------------------------------------------------------------------------
                                                       Amortized                Fair             Amortized              Fair
                                                         Costs                 Values              Costs               Values
                                                      -----------------   -----------------  ------------------  -------------------
Due in one year or less                                $         --                 --                 800                802
Due after one year through five years                         1,124              1,073               4,616              4,622
Due after five years through ten years                           --                 --              11,020             10,888
Due after ten years                                           6,992              6,913              22,998             22,322
No maturity                                                   1,033              1,033                  --                 --
                                                      -----------------   -----------------  ------------------  -------------------
                   Totals                              $      9,149              9,019              39,434             38,634
                                                      =================   =================  ==================  ===================


       There were no sales of securities during the years ended December 31, 2000, 1999 and 1998.

       Securities with amortized costs of $31,821 and $24,214 (fair values of $31,227 and $23,265, respectively) at December 31, 2000 and 1999, respectively, were pledged to secure public deposits and for other purposes required or permitted by law.


                                                                      (Continue)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)


(4)    Loans

       A summary of loans outstanding is as follows:

                                                                                   December 31,
                                                                 ---------------------------------------------
                                                                         2000                      1999
                                                                 --------------------      -------------------
Commercial                                                        $          13,527                     9,058
Consumer, principally installment                                            34,520                    22,183
Real estate - mortgage                                                       76,481                    71,914
Real estate - construction                                                   16,285                    14,881
                                                                 ------------------       -------------------
                Total loans                                                 140,813                   118,036
Less unearned income                                                         (1,236)                   (1,039)
                                                                 ------------------       -------------------
                Total loans, less unearned income                 $         139,577                   116,997
                                                                 ==================       ===================


       In the normal course of business, the Bank has made loans to directors and officers. At December 31, 2000, direct loans to directors and officers totaled $425 compared to $348 at December 31, 1999. In addition, indirect loans (i.e., loans to companies in which directors and officers have an interest, immediate family members, or any other associates of such directors and officers) totaled $668 and $688 at December 31, 2000 and 1999, respectively.

       A summary of the activity during the year ended December 31, 2000 relating to direct and indirect loans to officers and directors is as follows:

       Aggregate balance, beginning of year               $          1,036
       Additions                                                       694
       Collections                                                    (637)
                                                          ----------------
       Aggregate balance, end of year                     $          1,093
                                                          ================




(5)    Nonperforming Assets, Impaired Loans and Allowance for Loan Losses

       Nonperforming assets consist of the following:

                                                                                    December 31,
                                                                     ----------------------------------------
                                                                            2000                 1999
                                                                     -----------------     ------------------
Nonaccrual basis                                                     $         583                    810
Foreclosed properties                                                          160                    216
                                                                     -----------------     ------------------
               Total nonperforming assets                            $         743                  1,026
                                                                     =================     ==================

                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)

       There were no commitments to lend additional funds to customers whose loans were classified as nonperforming at December 31, 2000 and 1999.

       The following table shows the pro forma interest that would have been earned on nonaccrual loans if they had been current in accordance with their original terms and the recorded interest that was earned and included in income on these loans:

                                                                            Years Ended December 31,
                                                       ----------------------------------------------------------
                                                              2000               1999                 1998
                                                       ------------------  ------------------  ------------------
Pro forma interest on nonaccrual loans                  $       62                  80                  74
                                                       ==================  ==================  ==================
Recorded interest on nonaccrual loans                   $       53                  65                  76
                                                       ==================  ==================  ==================

       Included in nonaccrual loans as of December 31, 2000 is a restructured loan totaling $301. Pro forma interest and recorded interest on this restructured loan was $21 and $15 for the year ended December 31, 2000. This loan was restructured during 2000.

       At December 31, 2000 and 1999, the recorded investment in loans which have been identified as impaired loans totaled $707 and $1,032, respectively. Of these amounts, $281 and $711 related to loans with no valuation allowance, and $426 and $321 related to loans with a corresponding valuation allowance of $89 and $67, respectively.

       For the years ended December 31, 2000, 1999 and 1998, the average recorded investment in impaired loans was approximately $870, $1,092 and $998, and the total interest income recognized on impaired loans was $68, $85 and $96, of which $53, $65 and, $76, respectively, was recognized on a cash basis.

       A summary of the changes in the allowance for loan losses follows:


                                                                        Years Ended December 31,
                                                      ------------------------------------------------------------
                                                             2000                 1999                1998
                                                      ------------------  -------------------  -------------------
Balances, beginning of year                            $       1,404                1,284                1,200
Provision for loan losses                                        320                  315                  358
Loans charged off                                               (320)                (276)                (390)
Loan recoveries                                                  125                   81                  116
                                                      ------------------  -------------------  -------------------
Balances, end of year                                  $       1,529                1,404                1,284
                                                      ==================  ===================  ===================

                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)

(6)    Premises and Equipment

       A summary of premises and equipment stated at cost, less accumulated depreciation and amortization, follows:

                                                                           December 31,
                                                              -------------------------------------
                                                                    2000                1999
                                                              -----------------   -----------------
Premises                                                      $       1,675               1,657
Furniture, fixtures and equipment                                     2,786               2,572
Leasehold improvements                                                  368                 349
                                                              -----------------   -----------------
                                                                      4,829               4,578
Less accumulated depreciation and amortization                       (2,722)             (2,431)
                                                              -----------------   -----------------
Premises and equipment, net                                   $       2,107               2,147
                                                              =================   =================



(7)    Time and Other Deposits

       Included in time deposits are certificates of deposit and other time deposits of $100 or more in the aggregate amounts of $22,677 and $17,873 at December 31, 2000 and 1999, respectively.

       At December 31, 2000, the scheduled maturities of time deposits are as follows:

                         Years Ending December 31,
                         2001                              $  58,722
                         2002                                 16,425
                         2003                                 22,635
                         2004                                  8,494
                         2005                                  4,060
                         Thereafter                            1,368
                                                           ----------
                                                           $ 111,704
                                                           ==========



       Included in total deposits are funds deposited by local municipalities totaling $19,301 and $15,992 at December 31, 2000 and 1999, respectively.

(8)    Employee Retirement Plan

       The Bank maintains a 401(k) defined contribution plan which covers substantially all of its employees. To become eligible for the plan, an employee must complete six months of service and be at least 21 years of age. The plan allows participants to contribute through salary reduction up to 20 percent of their annual compensation on a pretax basis. Contributions by the Bank are paid into a trust



                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)


       semimonthly at the rate of 5 percent of eligible compensation. The annual expense under the plan was $105, $104 and $96 for the years ended December 31, 2000, 1999 and 1998, respectively.

(9)    Federal Home Loan Bank (FHLB) Borrowings

       The Bank is eligible to borrow from the FHLB with borrowings collateralized by qualifying assets, primarily residential mortgage loans and the Bank's capital stock investment in the FHLB. At December 31, 2000, the Bank's available borrowing limit approximates $25,000. At December 31, 2000, the Bank has a total of $10,000 in FHLB long-term debt outstanding with fixed interest rates ranging from 6.18 percent to 7.26 percent. Interest is payable quarterly, with the principal amount due in full in 2010.

       As of December 31, 1999, the Bank had $4,100 in FHLB short-term advances outstanding which were subsequently paid in 2000.

(10)   Income Taxes

       Total income taxes were allocated as follows:

                                                                                          Years Ended December 31,
                                                                         ----------------------------------------------------------
                                                                              2000                  1999               1998
                                                                         -------------------  -----------------  ------------------
Income                                                                    $     1,210             1,020                 777
Stockholders' equity for:
    Net unrealized gains (losses) on available-for-sale
       securities recognized for financial reporting purposes                      64               (84)                  5
    Compensation cost recognized for income
       tax purposes related to stock options exercised                            (17)              (27)                (25)
                                                                         -------------------  -----------------  ------------------
                     Total income taxes                                   $     1,257               909                 757
                                                                         ===================  =================  ==================


       Income tax expense attributable to income before income tax expense is as follows:

                                                                                Years Ended December 31,
                                                                ------------------------------------------------------------
                                                                       2000                    1999               1998
                                                                --------------------   -----------------  ------------------
Current                                                           $        1,117               1,067                 832
Deferred                                                                      93                 (47)                (55)
                                                                --------------------   -----------------  ------------------
                     Total income tax expense                     $        1,210               1,020                 777
                                                                ====================   =================  ==================


       Income tax expense differed from "expected" amounts, computed by applying the U.S. Federal income tax rate of 34 percent to income before income tax expense, as a result of the following:


                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)


                                                                                          Years Ended December 31,
                                                                         ---------------------------------------------------------
                                                                               2000                 1999               1998
                                                                         -----------------   -----------------  ------------------
"Expected" income tax expense                                             $      1,252               1,101                 873
Increase (reduction) in income tax expense
    resulting from:
       Tax-exempt interest income                                                  (77)                (89)               (116)
       Nondeductible interest expense                                               12                  13                  16
       Other, net                                                                   23                  (5)                  4
                                                                         -----------------   -----------------  ------------------
                  Reported income tax expense                         $          1,210               1,020                 777
                                                                         =================   =================  ==================

       The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities are as follows:


                                                                                                      December 31,
                                                                                           -------------------------------------
                                                                                                 2000               1999
                                                                                           -----------------  ------------------
Deferred tax assets:
    Loans, principally due to allowance for loan losses                                     $        412                 409
    Net unrealized losses on available-for-sale securities                                            44                 108
    Other                                                                                             14                  17
                                                                                           -----------------  ------------------
                              Total gross deferred tax assets                                        470                 534
Less valuation allowance                                                                             --                  --
                                                                                           -----------------  ------------------
                              Net deferred tax assets                                                470                 534
                                                                                           -----------------  ------------------
Deferred tax liabilities:
    Bank premises and equipment, principally due to
       differences in depreciation and amortization                                                   (70)                (45)
    Loans, due to net unearned fees                                                                   (92)                (21)
    Securities, due to differences in discount accretion                                               (4)                 (8)
    Prepaid expenses, due to deduction for tax purposes                                               (12)                (11)
                                                                                           -----------------  ------------------
                              Total gross deferred tax liabilities                                   (178)                (85)
                                                                                           -----------------  ------------------
                              Net deferred tax asset, included in other assets               $        292                  449
                                                                                           =================  ==================


       The Company has determined that a valuation allowance for the gross deferred tax assets is not necessary at December 31, 2000 and 1999, since realization of the gross deferred tax assets can be supported by the amounts of taxes paid during the carryback period available under current tax laws.

                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)


(11)   Employee Stock Option Plan

       The Company sponsors an Employee Stock Option Plan ("the Plan") to give directors, officers and employees (collectively referred to as employees) an opportunity to acquire shares of the common stock of the Company to provide an incentive for employees to continue to promote the best interests of the Company and enhance its long-term performance, and to provide an incentive for employees to join or remain with the Company. Under the Plan, stock options may be granted at not less than the fair market value of Bankshares' common stock on the date of grant. Stock options granted under the plan are exercisable in July of each year in ratable installments over the option period which expires in 2002. Any options not exercised as permitted are forfeited. A change of control, merger, consolidation, dissolution or liquidation of the Company will result in employees holding stock options being given thirty days to exercise their unexercised stock options without regard to installment exercise limitations. Stock option data has been adjusted to reflect the Company's stock dividends.

       At December 31, 2000, there were 72,010 additional shares available for grant under the Plan. The per share weighted-average fair value of stock options granted during 2000, 1999 and 1998 was $3.00, $3.35 and $4.16, respectively, on the date of grant using the Black Scholes option-pricing model with the following weighted-average assumptions: 2000 - expected cash dividend yield 3.6 percent, risk-free interest rate of 6.5, expected volatility of 41 percent and an expected life in ratable installments over the option period which expires in July 2002; 1999 - expected cash dividend yield 2.2 percent, risk-free interest rate of 6.0 percent, expected volatility of 32 percent and an expected life in ratable installments over the option period which expires in July 2002; 1998 - expected cash dividend yield 2.2 percent, risk-free interest rate of 6.0 percent, expected volatility of 32 percent and an expected life in ratable installments over the option period which expires in July 2002.

       The Company applies APB Opinion No. 25 in accounting for its Plan and, accordingly, no compensation cost has been recognized for its stock options in the consolidated financial statements. Had compensation cost for the Company's Plan been determined consistent with Statement 123, the Company's net income and net income per share would have been reduced to the pro forma amounts indicated as follows:

                                                                                 Years Ended December 31,
                                                                  -----------------------------------------------------------
                                                                        2000                  1999              1998
                                                                  ------------------   -------------------  -----------------
Net income:
    As reported                                                    $       2,472                 2,219              1,791
                                                                  ==================   ===================  =================
    Pro forma                                                      $       2,432                 2,177              1,763
                                                                  ==================   ===================  =================
Net income per share:
    As reported                                                    $        1.55                  1.40               1.14
                                                                  ==================   ===================  =================
    Pro forma                                                      $        1.53                  1.38               1.12
                                                                  ==================   ===================  =================


                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)


                                                                                     Years Ended December 31,
                                                                  -----------------------------------------------------------
                                                                         2000                  1999              1998
                                                                  ------------------   -------------------  -----------------
Net income per share - assuming dilution:

    As reported                                                     $     1.54                  1.38               1.11
                                                                  ==================   ===================  =================
    Pro forma                                                       $     1.52                  1.36               1.10
                                                                  ==================   ===================  =================

       Pro forma net income reflects only options granted since January 1, 1995. Therefore, the full impact of calculating compensation cost for stock options under Statement 123 is not reflected in the pro forma net income amounts presented above because compensation cost is reflected over the option period which expires in July 2002, and compensation cost for options granted prior to January 1, 1995 is not considered.

       Stock option activity during the periods indicated is as follows:


                                                                                                              Weighted
                                                                                  Number of                   Average
                                                                                   Shares                  Exercise Price
                                                                           ------------------------    -----------------------
Balance at December 31, 1997 (number and weighted average
    exercise price of options exercisable - 20,035 at $10.47)                      100,351                       $10.47

    Granted                                                                         15,748                        18.95
    Exercised                                                                      (10,810)                        9.02
    Forfeited                                                                      (15,056)                       13.38
    Expired                                                                         (9,142)                       13.52
                                                                           ------------------------
Balance at December 31, 1998 (number and weighted average
    exercise price of options exercisable - 20,228 at $11.46)                       81,091                        11.46

    Granted                                                                         17,306                        17.65
    Exercised                                                                      (10,250)                        8.98
    Forfeited                                                                       (5,230)                       15.27
    Expired                                                                        (10,569)                       14.48
                                                                           ------------------------
Balance at December 31, 1999 (number and weighted average
    exercise price of options exercisable - 24,084 at $12.58)                       72,348                        12.57


                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)

                                                                                                            Weighted
                                                                                 Number of                   Average
                                                                                   Shares                  Exercise Price
                                                                           ------------------------    -----------------------
    Granted                                                                          15,600                  $14.42
    Exercised                                                                       (10,316)                   8.85
    Forfeited                                                                        (8,733)                  14.52
    Expired                                                                         (14,386)                  15.31
                                                                           ------------------------
Balance at December 31, 2000 (number and weighted average
    exercise price of options exercisable - 27,239 at $12.78)                        54,513                  $12.78
                                                                           ========================

       At December 31, 2000, the range of exercise prices and weighted average remaining contractual life of outstanding options was $8.00 to $20.25 and
       1.5 years, respectively.

(12)   Dividend Restrictions and Capital Requirements

       Bankshares' principal source of funds for dividend payments is dividends received from its subsidiary bank. For the year ended December 31, 2000, dividends from the Bank totaled $779.

       Substantially all of Bankshares' retained earnings consists of undistributed earnings of its subsidiary bank, which are restricted by various regulations administered by federal banking regulatory agencies. Under applicable federal laws, the Comptroller of the Currency restricts, without prior approval, the total dividend payments of the Bank in any calendar year to the net profits of that year, as defined, combined with the retained net profits for the two preceding years. At December 31, 2000, retained net profits of the Bank which were free of such restriction approximated $2,614.

       Bankshares and the Bank are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, Bankshares and the Bank must meet specific capital guidelines that involve quantitative measures of their assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. Bankshares and the Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

       Quantitative measures established by regulation to ensure capital adequacy require Bankshares and the Bank to maintain minimum amounts and ratios (set forth in the table below) of total and Tier 1 capital (as defined in the regulations) to risk-weighted assets (as defined), and of Tier 1 capital (as defined) to average assets (as defined). Management believes, as of December 31, 2000, that Bankshares and the Bank meet all capital adequacy requirements to which they are subject.



                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)

       As of December 31, 2000, the most recent notification from Office of the Comptroller of the Currency categorized Bankshares and the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, Bankshares and the Bank must maintain minimum total risk-based, Tier 1 risk-based and Tier 1 leverage ratios as set forth in the table below. There are no conditions or events since that notification that management believes have changed Bankshares and the Bank's category.

       Bankshares and the Bank's actual capital amounts and ratios are presented in the following table:

                                                                                                                To Be Well
                                                                                                            Capitalized Under
                                                                                For Capital                 Prompt Corrective
                                                   Actual                   Adequacy Purposes               Action Provisions
                                       ----------------------------  -------------------------------  ------------------------------
                                           Amount          Ratio         Amount          Ratio            Amount           Ratio
                                       -------------- -------------  ---------------  --------------  -------------- ---------------
As of December 31, 2000:
    Total Capital
       (to Risk Weighted Assets):
          Bankshares consolidated       $  21,374           14.89%     $  11,487           *8.0%         $  N/A            N/A
          Bank                             21,601           15.04%        11,487           *8.0%          14,359          *10.0%
    Tier 1 Capital
       (to Risk Weighted Assets):
          Bankshares consolidated          19,845           13.82%         5,744           *4.0%            N/A            N/A
          Bank                             20,072           13.98%         5,744           *4.0%           8,616           *6.0%
    Tier 1 Capital (Leverage)
       (to Average Assets):
          Bankshares consolidated          19,845           10.03%         5,935           *3.0%            N/A            N/A
          Bank                             20,072           10.15%         5,935           *3.0%           9,891           *5.0%

As of December 31, 1999:
    Total Capital

       (to Risk Weighted Assets):
          Bank                          $  19,451           16.53%     $   9,416           *8.0%      $   11,770          *10.0%
    Tier 1 Capital
       (to Risk Weighted Assets):
          Bank                             18,047           15.33%         4,708           *4.0%           7,062           *6.0%
    Tier 1 Capital (Leverage)
       (to Average Assets):
          Bank                             18,047           10.16%         7,105           *3.0%           8,881           *5.0%

* Greater than

(13)   Supplemental Cash Flow Information

       The Company paid $7,868, $6,338 and $5,618 for interest and $1,492, $738 and $895 for income taxes, net of refunds received, for the years ended December 31, 2000, 1999 and 1998, respectively. Noncash investing activities included $177, $221 and $594 of loans transferred to foreclosed properties and $320, $276 and $390 of loans charged against the allowance for loan losses in 2000, 1999 and 1998, respectively. Noncash investing activities also included $188, $(248) and $13 of changes in net unrealized losses included in available-for-sale securities, $(64), $84 and $(5) of changes in deferred

                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)



       tax assets included in other assets, and $124, $(164) and $8 of changes in net unrealized losses on available-for-sale securities, net of income taxes, included in stockholders' equity in 2000, 1999 and 1998, respectively.

(14)   Financial Instruments with Off-Balance-Sheet Risk

       The Bank is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. Those instruments involve, to varying degrees, elements of credit risk in excess of the amount recognized in the consolidated balance sheets. The contract amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

       The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

       The Bank generally requires collateral or other security to support the following financial instruments with credit risk:

                                                                 December 31,
                                                   -------------------------------------
                                                         2000                1999
                                                   -----------------   -----------------
                                                               Contract Amounts
                                                   -------------------------------------
Financial instruments whose contract amounts
   represent credit risk:
       Commitments to extend credit                 $     15,045              16,048
                                                   =================   =================
       Standby letters of credit                    $      2,073               1,992
                                                   =================   =================


       Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments to extend credit consist of construction loans ($6,676 at December 31, 2000) which have a fixed rate but a duration of generally less than one year. The remainder ($8,369 at December 31, 2000) represents generally variable rate lines of credit that renew annually. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the customer. Collateral held varies but may include marketable securities, accounts receivable, inventory, property, plant and equipment, and income-producing commercial properties.


                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)

       Standby letters of credit are conditional commitments issued by the Bank to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to support private borrowing arrangements. The credit risk involved in issuing standby letters of credit is generally less than that involved in extending loans to customers because the Bank generally holds deposits equal to the commitment.

       The Bank originates mortgage loans for sale to secondary market investors subject to contractually specified and limited recourse provisions. In 2000, the Bank originated $10,477 of mortgage loans and sold $10,684 to investors, compared to $15,076 originated and $16,632 sold in 1999. Every contract with each investor contains certain recourse language. In general, the Bank may be required to repurchase a previously sold mortgage loan if there is major noncompliance with defined loan origination or documentation standards, including fraud, negligence or material misstatement in the loan documents. Repurchase may also be required if necessary governmental loan guarantees are cancelled or never issued, or if an investor is forced to buy back a loan after it has been resold as a part of a loan pool. In addition, the Bank may have an obligation to repurchase a loan if the mortgagor has defaulted early in the loan term. This potential default period is for a period of twelve months after sale of a loan to the investor. Sold loans with potential recourse totaled approximately $10,684 at December 31, 2000 and $16,632 at December 31, 1999.

(15)   Concentrations of Credit Risk

       The Bank's primary business activity is centered primarily in the City of Salem, but extends throughout the Roanoke Valley. Accordingly, operating results are closely correlated with the economic trends within this service area. The City of Salem has a diverse economy, including a variety of manufacturing and service industries. The ultimate collectibility of the loan portfolios and the recovery of the carrying amounts of foreclosed properties are susceptible to changes in the market conditions of this area.

       The Bank has established operating policies relating to the credit process and collateral in loan originations. Loans to purchase real and personal property are generally collateralized by the related property with loan amounts established based on certain percentage limitations of the property's total stated or appraised value. Credit approval is primarily a function of the evaluation of the creditworthiness of the individual borrower or project based on available financial information and collateral. The commercial loan portfolio is diversified with no significant concentrations of credit. The consumer loan portfolio contains loans to individuals for household, family and other personal expenditures. At December 31, 2000 and 1999, the real estate loan portfolio contains approximately $16,000 and $15,000, respectively, of loans for construction and land development, approximately $39,000 and $37,000, respectively, of loans collateralized by 1-4 family residential properties and approximately $37,000 and $35,000, respectively, of loans collateralized by nonfarm, nonresidential properties.


                                                                     (Continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)

(16)   Leases

       The Company, as lessee, is obligated under various noncancellable operating leases for its premises. Future minimum lease payments, by year and in the aggregate, under operating leases that have initial or remaining lease terms in excess of one year as of December 31, 2000 are as follows:

               Years Ending December 31,
               2001                                  $    137
               2002                                       179
               2003                                       155
               2004                                       149
               2005                                       133
               Thereafter                                 238
                                                     ----------
                   Total minimum lease payments      $    991
                                                     ==========



       The operating leases generally provide for contingent rentals based on any increase in real estate taxes or other governmental assessments. Rent expense was approximately $174, $152 and $148 for the years ended December 31, 2000, 1999 and 1998, respectively.

(17)   Fair Value of Financial Instruments

       The estimated fair values of the Company's financial instruments are as follows:


                                                                                          December 31,
                                                    -------------------------------------------------------------------------------
                                                                      2000                                    1999
                                                    -----------------------------------------  ------------------------------------
                                                                             Estimated                             Estimated
                                                       Carrying                Fair              Carrying            Fair
                                                        Amount                 Value              Amount             Value
                                                    -------------------  --------------------  -----------------  -----------------
Financial assets:
    Cash and due from banks                          $        8,283                 8,283              8,959              8,959
    Federal funds sold and
       securities purchased
       under resale agreements                               12,310                12,310                --                 --
    Securities                                               48,453                47,653             50,832             47,931
    Mortgage loans held for sale                                139                   139                346                346
    Loans, net                                              138,048               137,999            115,593            118,597
                                                    -------------------  --------------------  -----------------  -----------------
                      Total financial assets         $      207,233               206,384            175,730            175,833
                                                    ===================  ====================  =================  =================


                                                                     (continued)

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                  Notes to Consolidated Financial Statements
                 Years Ended December 31, 2000, 1999 and 1998
               (In Thousands, Except Shares and Per Share Data)


                                                                                       December 31,
                                                    --------------------------------------------------------------------------------
                                                                  2000                                      1999
                                                    -----------------------------------------  -------------------------------------
                                                                               Estimated                               Estimated
                                                          Carrying               Fair               Carrying             Fair
                                                           Amount                Value               Amount              Value
                                                    -------------------  --------------------  -----------------  ------------------
Financial liabilities:
    Deposits                                         $        180,983              182,707             156,864             156,614
    Federal funds purchased and
       securities sold under resale
       agreements                                                  --                   --                 145                 145
    Federal Home Loan Bank advances                                --                   --               4,100               4,100
    Federal Home Loan Bank long-term
       debt                                                    10,000               10,000                  --                  --
                                                    -------------------  --------------------  -----------------  ------------------
                 Total financial liabilities         $        190,983              192,707             161,109             160,859
                                                    ===================  ====================  =================  ==================

       Fair value estimates are made at a specific point in time, based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. Because no market exists for a significant portion of the Company's financial instruments, fair value estimates are based on judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect these estimates.

       Fair value estimates are based on existing on and off-balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets that are not considered financial assets include deferred tax assets and bank premises and equipment. In addition, the tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

                                                                     (Continued)

                 SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 2000, 1999 and 1998
                (In Thousands, Except Shares and Per Share Data)



(18)   Parent Company Financial Information

       Condensed financial information of Bankshares (Parent) is presented below.

                                  Condensed Balance Sheets

                                                                                                          December 31,
                                                                                          ------------------------------------------
                                                                                               2000                    1999
                                                                                          -------------------  ---------------------
Assets

Investment in subsidiary, at equity                                                       $        19,983                 17,837
                                                                                          ===================  =====================
Liabilities and Stockholders' Equity

Other liabilities, including $218 due to subsidiary                                                   224                    --

Stockholders' equity:
    Common stock and surplus, no par value in 2000 and par value of $5.00 in
       1999. Authorized 10,000,000 shares in 2000 and 2,000,000 in 1999; issued and outstanding 1,596,873 shares in
       2000 and 1,526,067 shares in 1999                                                           17,079                 16,077
    Retained earnings                                                                               2,766                  1,970
    Accumulated other comprehensive loss                                                              (86)                  (210)
                                                                                          -------------------  ---------------------
                                    Total stockholders' equity                                     19,759                 17,837

Commitments, contingencies and other matters
                                                                                          -------------------  ---------------------
                                    Total liabilities and stockholders' equity            $        19,983                 17,837
                                                                                          ===================  =====================

                 SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 2000, 1999 and 1998
                (In Thousands, Except Shares and Per Share Data)

                    Condensed Statements of Income and Comprehensive Income

                                                                                            Years ended
                                                                                            December 31,
                                                                          -------------------------------------------------
                                                                                   2000                       1999
                                                                          -----------------------     ---------------------
Income

Dividends from subsidiary                                                 $               779                       --

Expenses

Other expenses                                                                            306                       --
                                                                          -----------------------     ---------------------
                   Income before income tax benefit and equity
                      in undistributed net income of subsidiary                           473                       --

Income tax benefit                                                                         82                       --
                                                                          -----------------------     ---------------------
                   Income before equity in undistributed net
                      income of subsidiary                                                555                       --

Equity in undistributed net income of subsidiary                                        1,917                     2,219
                                                                          -----------------------     ---------------------
                   Net income                                                           2,472                     2,219
                                                                          -----------------------     ---------------------
Equity in other comprehensive income (loss), net of income tax expense
    (benefit):

       Net unrealized gains (losses) on securities available-for-sale                     124                      (164)
                                                                          -----------------------     ---------------------
                   Comprehensive income                                   $             2,596                     2,055
                                                                          =======================     =====================

                 SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                   Notes to Consolidated Financial Statements
                  Years Ended December 31, 2000, 1999 and 1998
                (In Thousands, Except Shares and Per Share Data)

                             Condensed Statements of Cash Flows

                                                                                                      Years ended
                                                                                                      December 31,
                                                                                       ---------------------------------------------
                                                                                               2000                    1999
                                                                                       ---------------------   ---------------------
Cash Flows from Operating Activities

Net income                                                                           $             2,472                   2,219
Adjustments to reconcile net income to net cash provided by
    operating activities:
       Equity in undistributed net income of subsidiary                                           (1,917)                 (2,219)
       Increase in other liabilities                                                                 224                     --
                                                                                       ---------------------   ---------------------
                              Net cash provided by operating activities                              779                     --
                                                                                       ---------------------   ---------------------
Cash Flows from Financing Activities

Cash dividends paid                                                                                  779                     --
                                                                                       ---------------------   ---------------------
Net increase in cash                                                                                 --                      --
Cash, beginning of year                                                                              --                      --
                                                                                       ---------------------   ---------------------
Cash, end of year                                                                    $               --                      --
                                                                                       =====================   =====================

                 SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                                    Directors
                                      2000


Salem Community Bankshares, Inc.

Dr. Eugene M. Bane, Jr., Doctor of Optometry
Truman R. Dorton, C.P.A., Dorton & Gooch, C.P.A.s.
Morris A. Elam, Retired Owner, Morris Elam Electric
H. Morgan Griffith, Attorney at Law; Representative, Virginia House of Delegates Rose M. Hagen, C.P.A., Financial Division Manager, Allstate Insurance Company Carlos B. Hart, President, Hart Motor Company
Dr. Walter A. Hunt (Chairman), Retired Superintendent, City of Salem Schools Gladys C. O'Brien, Vice President, O'Brien Meats
Clark Owen, Jr., President and Chief Executive Officer, Salem Bank and Trust,
                 National Association
Carl E. Tarpley, Jr., Executive Vice President, Salem Bank and Trust, National
                      Association


Salem Bank and Trust, National Association

Dr. Eugene M. Bane, Jr., Doctor of Optometry
Truman R. Dorton, C.P.A., Dorton & Gooch, C.P.A.s.
Morris A. Elam, Retired Owner, Morris Elam Electric

H. Morgan Griffith, Attorney at Law; Representative, Virginia House of Delegates Rose M. Hagen, C.P.A., Financial Division Manager, Allstate Insurance Company Carlos B. Hart, President, Hart Motor Company
Dr. Walter A. Hunt (Chairman), Retired Superintendent, City of Salem Schools Gladys C. O'Brien, Vice President, O'Brien Meats
Clark Owen, Jr., President and Chief Executive Officer, Salem Bank and Trust,
                 National Association

                SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                                   Officers
                                     2000

Salem Community Bankshares, Inc.

Clark Owen, Jr., President and Chief Executive Officer
Carl E. Tarpley, Jr., Treasurer
Gill R. Roseberry, Corporate Secretary and Chief Financial Officer

Salem Bank and Trust, National Association

Clark Owen, Jr., President and Chief Executive Officer
Carl E. Tarpley, Jr., Executive Vice President
Gill R. Roseberry, Senior Vice President and Cashier
Charles W. Maness, Jr., Senior Vice President
C. Donald Bedwell, Vice President/Branch Manager
Paul T. Coleman, Vice President/Dealer Finance
Andrew F. Hoback, Vice President/Branch Manager
J. Peter Jessee, Vice President/Commercial Loans
Pamela O. Jones, Vice President/Loan Administration
Elizabeth C. Koehler, Vice President/Information Systems
Frankye D. Shropshire, Vice President/Operations
James W. Barnes, Assistant Vice President/Collections and Recovery Manager
J. Chris Conner, Assistant Vice President/Mortgage Loans
Nelson L. Prillaman, Jr., Assistant Vice President/Credit Administration Patricia A. Wade, Assistant Vice President/Loan Operations
Catherine N. Justice, Auditor
Dianne Arant, Bookkeeping Manager
Debra Assenat, Branch Manager
Claudia Stanley, Branch Manager
Teresa A. Bland, Compliance Officer
Peggy Blankenship, Manager, Secondary Market Department
Gloria J. Brauch, Bankcard Officer
Kim J. Ferguson, Consumer Loan Officer
Tammy J. Lewis, Assistant Branch Manager
Carolee Ogle, Branch Operations Officer
Laura Perdue, Real Estate Loan Officer
Dave Vaught, Real Estate Loan Officer
Stephanie Stewart, Real Estate Loan Officer
Karan Baldwin-Bryant, Administrative Assistant
Melissa Coleman, Administrative Assistant
Pat Leonard, Administrative Assistant
Lisa Linkenhoker, Administrative Assistant
Jean Lucas, Administrative Assistant
Sherry Simmons, Administrative Assistant
Lucinda Welsh, Administrative Assistant
Rose Wimmer, Administrative Assistant
Corinna S. Witt, Administrative Assistant

                 SALEM COMMUNITY BANKSHARES, INC. AND SUBSIDIARY
                                      Staff
                                      2000


Salem Bank and Trust, National Association

Beth Allen                                                       Tiffeny Inscoe
Shirley Barnes                                                  Melinda Johnson
Emily Bennett                                                      Mary Justice
Kathy Blankenship                                              Elizabeth Kavitz
Katherine Bohon                                                    Cassie Klenk
Teresa Boynton                                                    Carol Lawhorn
Charisse Brewer                                              Kimberley Lawrence
Janine Brizendine                                                Teresa McLaren
Tracy Brogan                                                       Lesa Meadows
Jennifer Brown                                                Chasity Neighbors
Nancy Brubaker                                                      Dee Nichols
Charmaine Bush                                                    Judy Pandozzi
Robert Caudle                                                       Payal Patel
Brenda Cooper                                                      Heather Reed
Lesley Craig                                                      Mary Reynolds
Brooke Dickerson                                            Michelle Richardson
Kathy Edwards                                                   Heather Roberts
Delorese Ferguson                                              Cathy Rotenberry
Kim Fisher                                                        Janice Rucker
Kimberly Gaking                                                  Marilyn Shelor
Deborah Galloway                                                Margaret Sisson
Wendy Gates                                                        Amanda Smith
Mandie Haley                                                        Paula Smith
Ruth Hall                                                         Pam Stalnaker
James Hamilton                                                     Cynthia Taft
Amy Harrell                                                     Michele Vanover
Lee Ann Harris                                                     Jean Walters
Robin Hatcher                                                     Amanda Willis
Gina Hendrickson                                                    Donna Young
Diane Holdridge